Exhibit 99.1

Financial Contact:     Mimi E. Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS FOURTH QUARTER FISCAL 2016 RESULTS

NASHVILLE, Tenn., March 11, 2016 --- Genesco Inc. (NYSE:GCO) today reported earnings from continuing operations for the fourth quarter ended January 30, 2016, of $46.7 million, or $2.15 per diluted share, compared to earnings from continuing operations of $51.8 million, or $2.18 per diluted share, for the fourth quarter ended January 31, 2015. Fiscal 2016 fourth quarter results reflect a pretax gain of $3.4 million, or $0.04 per diluted share after tax, including a gain on the sale of Lids Team Sports of $7.3 million, partially offset by $3.9 million of asset impairment charges, asset write-downs and network intrusion expenses. Fiscal 2015 fourth quarter results reflect pretax items of $1.9 million, or $0.12 per diluted share after tax, including $1.0 million related to deferred purchase price payments in connection with the acquisition of Schuh Group Limited and $0.9 million in network intrusion expenses and asset impairment charges.

Adjusted for the items described above in both periods, earnings from continuing operations were $45.8 million, or $2.11 per diluted share, for the fourth quarter of Fiscal 2016, compared to earnings from continuing operations of $54.7 million, or $2.30 per diluted share, for the fourth quarter of Fiscal 2015. For consistency with Fiscal 2016's previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release.

Net sales for the fourth quarter of Fiscal 2016 increased 4.4% to $932 million from $893 million in the fourth quarter of Fiscal 2015. Consolidated fourth quarter 2016 comparable sales, including same store sales and comparable e-commerce and catalog sales, increased 4%, with a 5% increase in the Journeys Group, a 3% increase in the Lids Sports Group, a 2% decrease in the Schuh Group, and a 6% increase in the Johnston & Murphy Group. Comparable sales for the Company reflected a 2% increase in same store sales and a 21% increase in e-commerce sales.

The Company also reported net sales for the year ended January 30, 2016, of $3.0 billion, an increase of 5.7% from net sales of $2.9 billion for the year ended January 31, 2015. Earnings from continuing operations for Fiscal 2016 were $97.1 million, or $4.22 per diluted share, compared to earnings from continuing operations of $99.4 million, or $4.19 per diluted share, for Fiscal 2015. Fiscal 2016 earnings reflect after-tax charges of $0.07 per diluted share, including $9.4 million in asset impairments, asset write-downs, network intrusion expenses, compensation expense associated with the Schuh deferred purchase price, and other legal matters, partially offset by a $7.3 million gain on the sale of Lids Team Sports. Fiscal 2015 earnings reflect after-tax charges of $0.55 per diluted share, including, an indemnification asset write-off, network intrusion-related expenses, compensation expense associated with the Schuh deferred purchase price, effects of the change in accounting for deferred bonuses under the EVA incentive plan, asset impairments, and other legal matters, partially offset by a gain on a lease termination.

Exhibit 99.1

Adjusted for the listed items in both years, earnings from continuing operations were $98.6 million, or $4.29 per diluted share, for Fiscal 2016, compared to earnings from continuing operations of $112.3 million, or $4.74 per diluted share, for Fiscal 2015. For consistency with previously announced earnings expectations, which did not reflect the listed items, the Company believes that disclosure of earnings from continuing operations adjusted for those items will be useful to investors. A reconciliation of the adjusted financial measures to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

The Company repurchased a total of 2.4 million shares of common stock in Fiscal 2016 at a total cost of $145 million and an average price of $60.79 per share. These purchases included 251,000 shares repurchased in the fourth quarter at a total cost of $16 million and an average price of $63.24. Through March 4, 2016, the Company had repurchased 480,500 shares at a total cost of $31 million and an average price of $64.40 in the first quarter of Fiscal 2017.

Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “Fourth quarter earnings came in just below our guidance range as a result of gross margin pressure related to our decision to make a final, aggressive push to complete our year-long program to right-size inventory in the Lids Sports Group and similarly aggressive efforts to clear inventory after a slow Holiday selling season at Schuh. Additionally, a later start to IRS tax refunds than in the previous year reduced comparable sales at the end of the quarter. While we are disappointed with our overall results, we are encouraged by the strong performance of Journeys and Johnston & Murphy and the work we’ve done to prepare the Company for sustained, profitable growth going forward.

“Comparable sales for the first quarter through March 5, 2016 increased 3% from the same period last year, reflecting in part the impact on early February sales from the delay in receipt of income tax refunds by customers, and recovery later in the month as tax refunds began.

“Based on the projected margin recovery at Lids Sports Group combined with modest overall comparable sales growth, we expect adjusted diluted earnings per share for the fiscal year ending January 28, 2017, in the range of $4.80 to $4.90, which represents a 12% to 14% increase over Fiscal 2016’s adjusted earnings per share of $4.29. These expectations do not include expected non-cash asset impairments and other charges, estimated in the range of $6.3 million to $6.8 million pretax, or $0.19 to $0.20 per share after tax, for the full fiscal year. This guidance assumes comparable sales increases in the 1% to 2% range for the full year." A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Dennis concluded, “We begin Fiscal 2017 in a solid position to execute our long-term strategic plans. We look forward to realizing some of the benefits of last year’s hard work in the new fiscal year.”

Conference Call and Management Commentary

The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company's live conference call on March 11, 2016 at 7:30 a.m. (Central time), may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Exhibit 99.1

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company’s omnichannel initiatives; weakness in the consumer economy and retail industry; competition in the Company's markets; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company’s Lids Sports Group retail business. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

Exhibit 99.1

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,850 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsclubhouse.com, http://shop.neweracap.com, www.trask.com, www.suregripfootwear.com and www.dockersshoes.com. The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, G.H. Bass, SureGrip, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Fourth Quarter		Fiscal Year Ended
	Jan. 30,	Jan. 31,	Jan. 30,	Jan. 31,
In Thousands	2016	2015	2016	2015
Net sales	$932,214	$892,630	$3,022,234	$2,859,844
Cost of sales	509,058	468,397	1,578,768	1,459,433
Selling and administrative expenses*	348,782	336,395	1,284,322	1,230,864
Asset impairments and other, net	3,923	934	7,893	2,281
Earnings from operations	70,451	86,904	151,251	167,266
Gain on sale of Lids Team Sports	(7,331)	—	(7,331)	—
Indemnification asset write-off	—	—	—	7,050
Interest expense, net	1,500	853	4,403	3,227
Earnings from continuing operations
before income taxes	76,282	86,051	154,179	156,989

Income tax expense	29,538	34,294	57,042	57,616
Earnings from continuing operations	46,744	51,757	97,137	99,373

Provision for discontinued operations**	(324)	(1,361)	(812)	(1,648)
Net Earnings	$46,420	$50,396	$96,325	$97,725

*Includes $0.0 million and $1.5 million in deferred payments related to the Schuh acquisition in the fourth quarter and fiscal year ended January 30, 2016, respectively, and $1.0 million and $7.3 million for the fourth quarter and fiscal year ended January 31, 2015, respectively.

**Lids Team Sports does not qualify as a discontinued operation.

Earnings Per Share Information
	Fourth Quarter		Fiscal Year Ended
	Jan. 30,	Jan. 31,	Jan. 30,	Jan. 31,
In Thousands (except per share amounts)	2016	2015	2016	2015

Average common shares - Basic EPS	21,595	23,563	22,880	23,507

Basic earnings per share:
From continuing operations	$2.16	$2.20	$4.25	$4.23
Net earnings	$2.15	$2.14	$4.21	$4.16

Average common and common
equivalent shares - Diluted EPS	21,693	23,759	23,000	23,708

Diluted earnings per share:
From continuing operations	$2.15	$2.18	$4.22	$4.19
Net earnings	$2.14	$2.12	$4.19	$4.12

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Fourth Quarter		Fiscal Year Ended
	Jan. 30,	Jan. 31,	Jan. 30,	Jan. 31,
In Thousands	2016	2015	2016	2015
Sales:
Journeys Group	$403,832	$376,734	$1,251,637	$1,179,476
Schuh Group	122,264	123,942	405,674	406,947
Lids Sports Group	299,990	294,040	975,504	902,661
Johnston & Murphy Group	81,081	75,318	278,681	259,675
Licensed Brands	24,708	22,380	109,826	110,115
Corporate and Other	339	216	912	970
Net Sales	$932,214	$892,630	$3,022,234	$2,859,844
Operating Income (Loss):
Journeys Group	$53,654	$53,240	$126,248	$114,784
Schuh Group (1)	8,244	11,499	19,124	10,110
Lids Sports Group	10,140	23,753	17,040	48,970
Johnston & Murphy Group	8,301	6,279	17,761	14,856
Licensed Brands	1,710	1,983	9,236	10,459
Corporate and Other (2)	(11,598)	(9,850)	(38,158)	(31,913)
Earnings from operations	70,451	86,904	151,251	167,266
Indemnification asset write-off	—	—	—	7,050
Gain on sale of Lids Team Sports	(7,331)	—	(7,331)	—
Interest, net	1,500	853	4,403	3,227
Earnings from continuing operations
before income taxes	76,282	86,051	154,179	156,989
Income tax expense	29,538	34,294	57,042	57,616
Earnings from continuing operations	46,744	51,757	97,137	99,373

Provision for discontinued operations (3)	(324)	(1,361)	(812)	(1,648)
Net Earnings	$46,420	$50,396	$96,325	$97,725

(1)Includes $0.0 million and $1.5 million in deferred payments related to the Schuh acquisition in the fourth quarter and fiscal year ended January 30, 2016, respectively, and $1.0 million and $7.3 million for the fourth quarter and fiscal year ended January 31, 2015, respectively.

(2)Includes a $3.9 million charge in the fourth quarter of Fiscal 2016 which includes $2.5 million for asset write-downs, $1.3 million for asset impairments and $0.1 million for network intrusion expenses. Includes a $7.9 million charge for Fiscal 2016 which includes $3.1 million for asset impairments, $2.5 million for asset write-downs, $2.2 million for network intrusion expenses and $0.1 million for other legal matters. Includes a $1.0 million charge in the fourth quarter of Fiscal 2015 which includes $0.7 million for network intrusion expenses and $0.3 million for asset impairments. Includes a $2.3 million charge for Fiscal 2015 which includes $3.1 million for network intrusion expenses, $1.9 million for asset impairments and $0.6 million for other legal matters, partially offset by a $3.3 million gain on a lease termination.

(3)Lids Team Sports does not qualify as a discontinued operation.

Exhibit 99.1

GENESCO INC.

Consolidated Balance Sheet
	Jan. 30,	Jan. 31,
In Thousands	2016	2015
Assets
Cash and cash equivalents	$133,288	$112,867
Accounts receivable	47,820	55,263
Inventories	530,565	598,145
Other current assets	89,033	81,383
Total current assets	800,706	847,658
Property and equipment	323,328	305,752
Goodwill and other intangibles	371,694	390,713
Other non-current assets	46,374	38,964
Total Assets	$1,542,102	$1,583,087
Liabilities and Equity
Accounts payable	$155,049	$176,307
Current portion long-term debt	14,182	13,152
Other current liabilities	153,249	216,457
Total current liabilities	322,480	405,916
Long-term debt	97,876	16,003
Pension liability	9,957	22,184
Deferred rent and other long-term liabilities	153,250	140,207
Equity	958,539	998,777
Total Liabilities and Equity	$1,542,102	$1,583,087

Exhibit 99.1

GENESCO INC.

Retail Units Operated - Twelve Months Ended January 30, 2016
	Balance	Acquisi-			Balance	Acquisi-			Balance
	2/1/2014	tions	Open	Close	1/31/2015	tions	Open	Close	1/30/2016
Journeys Group	1,168	—	34	20	1,182	37	29	26	1,222
Journeys	827	—	16	9	834	—	13	5	842
Underground by Journeys	117	—	—	7	110	—	—	12	98
Journeys Kidz	174	—	18	3	189	—	16	5	200
Shi by Journeys	50	—	—	1	49	—	—	3	46
Little Burgundy	—	—	—	—	—	37	—	1	36
Schuh Group	99	—	13	4	108	—	17	—	125
Schuh UK	90	—	12	4	98	—	15	—	113
Schuh Germany	—	—	—	—	—		2	—	2
Schuh ROI	9	—	1	—	10	—	—	—	10
Lids Sports Group*	1,133	56	218	43	1,364	—	27	59	1,332
Johnston & Murphy Group	168	—	8	6	170	—	8	5	173
Shops	106	—	3	4	105	—	3	5	103
Factory Outlets	62	—	5	2	65	—	5	—	70
Total Retail Units	2,568	56	273	73	2,824	37	81	90	2,852

Retail Units Operated - Three Months Ended January 30, 2016
	Balance	Acquisi-			Balance
	10/31/2015	tions	Open	Close	1/30/2016
Journeys Group	1,179	37	9	3	1,222
Journeys	838	—	4	—	842
Underground by Journeys	100	—	—	2	98
Journeys Kidz	195	—	5	—	200
Shi by Journeys	46	—	—	—	46
Little Burgundy	—	37	—	1	36
Schuh Group	117	—	8	—	125
Schuh UK	106	—	7	—	113
Schuh Germany	1		1	—	2
Schuh ROI	10	—	—	—	10
Lids Sports Group*	1,347	—	3	18	1,332
Johnston & Murphy Group	174	—	1	2	173
Shops	105	—	—	2	103
Factory Outlets	69	—	1	—	70
Total Retail Units	2,817	37	21	23	2,852

*Includes 185, 190 and 26 Locker Room by Lids in Macy's stores as of January 30, 2016, January 31, 2015 and February 1, 2014, respectively.

Exhibit 99.1

Genesco Inc.

Comparable Sales (including same store and comparable direct sales)
	Fourth Quarter Ended		Fiscal Year Ended
	Jan. 30,	Jan. 31,	Jan. 30,	Jan. 31,
	2016	2015	2016	2015
Journeys Group	5%	16%	5%	8%
Schuh Group	(2)%	3%	3%	1%
Lids Sports Group	3%	7%	6%	2%
Johnston & Murphy Group	6%	2%	6%	1%
Total Comparable Sales	4%	10%	5%	4%

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Three Months Ended January 30, 2016 and January 31, 2015

	Fourth	Impact on	Fourth	Impact on
	Quarter	Diluted	Quarter	Diluted
In Thousands (except per share amounts)	Jan 2016	EPS	Jan 2015	EPS
Earnings from continuing operations, as reported	$46,744	$2.15	$51,757	$2.18

Adjustments: (1)
Impairment charges	846	0.04	162	—
Deferred payment - Schuh acquisition	—	—	965	0.04
Gain on lease termination	—	—	(14)	—
Asset write-down	1,564	0.07	—	—
Gain on sale of Lids Team Sports	(4,633)	(0.21)	—	—
Network intrusion expenses	59	—	420	0.02
Higher (lower) effective tax rate	1,206	0.06	1,434	0.06

Adjusted earnings from continuing operations (2)	$45,786	$2.11	$54,724	$2.30

(1) All adjustments are net of tax where applicable. The tax rate for the fourth quarter of Fiscal 2016 is 37.1% excluding a FIN 48 discrete item of less than $0.1 million. The tax rate for the fourth quarter of Fiscal 2015 is 37.7% excluding a FIN 48 discrete item of less than $0.1 million.

(2) EPS reflects 21.7 million and 23.8 million share counts for Fiscal 2016 and 2015, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Genesco Inc.
Adjustments to Reported Operating Income
Three Months Ended January 30, 2016

	Three Months ended January 30, 2016
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$53,654	$—	$53,654
Schuh Group	8,244	—	8,244
Lids Sports Group	10,140	—	10,140
Johnston & Murphy Group	8,301	—	8,301
Licensed Brands	1,710	—	1,710
Corporate and Other	(11,598)	3,923	(7,675)
Total Operating Income	$70,451	$3,923	$74,374

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Three Months Ended January 31, 2015

	Three Months ended January 31, 2015
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$53,240	$—	$53,240
Schuh Group*	11,499	965	12,464
Lids Sports Group	23,753	—	23,753
Johnston & Murphy Group	6,279	—	6,279
Licensed Brands	1,983	—	1,983
Corporate and Other	(9,850)	934	(8,916)
Total Operating Income	$86,904	$1,899	$88,803
*Schuh Group adjustments include $1.0 million in deferred purchase price payments.

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Twelve Months Ended January 30, 2016 and January 31, 2015

		Impact on		Impact on
	12 mos	Diluted	12 mos	Diluted
In Thousands (except per share amounts)	Jan 2016	EPS	Jan 2015	EPS
Earnings from continuing operations, as reported	$97,137	$4.22	$99,373	$4.19

Adjustments: (1)
Impairment charges	1,975	0.09	1,185	0.05
Deferred payment - Schuh acquisition	1,490	0.07	7,311	0.31
Gain on lease termination	—	—	(2,118)	(0.09)
Indemnification asset write-off	—	—	7,050	0.3
Change in accounting for bonus awards	—	—	3,575	0.15
Other legal matters	75	—	437	0.02
Network intrusion expenses	1,375	0.06	1,929	0.08
Asset write-down	1,564	0.07	—	—
Gain on sale of Lids Team Sports	(4,633)	(0.20)	—	—
Higher (lower) effective tax rate	(355)	(0.02)	(6,404)	(0.27)

Adjusted earnings from continuing operations (2)	$98,628	$4.29	$112,338	$4.74

(1) All adjustments are net of tax where applicable. The tax rate for Fiscal 2016 is 36.8% excluding a FIN 48 discrete item of $0.1 million. The tax rate for Fiscal 2015 is 37.3% excluding a FIN 48 discrete item of $0.1 million.

(2) EPS reflects 23.0 million and 23.7 million share counts for Fiscal 2016 and 2015, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Twelve Months Ended January 30, 2016

	Twelve Months ended January 30, 2016
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$126,248	$—	$126,248
Schuh Group*	19,124	1,490	20,614
Lids Sports Group	17,040	—	17,040
Johnston & Murphy Group	17,761	—	17,761
Licensed Brands	9,236	—	9,236
Corporate and Other	(38,158)	7,893	(30,265)
Total Operating Income	$151,251	$9,383	$160,634
*Schuh Group adjustments include $1.5 million in deferred purchase price payments.

Genesco Inc.
Adjustments to Reported Operating Income
Twelve Months Ended January 31, 2015

	Twelve Months ended January 31, 2015
	Operating	Bonus Adj	Adj Operating
In Thousands	Income	and Other	Income
Journeys Group	$114,784	$4,919	$119,703
Schuh Group*	10,110	7,311	17,421
Lids Sports Group	48,970	—	48,970
Johnston & Murphy Group	14,856	25	14,881
Licensed Brands	10,459	—	10,459
Corporate and Other	(31,913)	3,016	(28,897)
Total Operating Income	$167,266	$15,271	$182,537
*Schuh Group adjustments include $7.3 million in deferred purchase price payments.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 28, 2017

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2017		Fiscal 2017
Forecasted earnings from continuing operations	$98,841	$4.71	$96,492	$4.60

Adjustments: (1)
Asset impairment and other charges	3,957	0.19	4,273	0.2

Adjusted forecasted earnings from continuing operations (2)	$102,798	$4.90	$100,765	$4.80

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2017 is approximately 36.9% excluding a FIN 48 discrete item of $0.3 million.

(2) EPS reflects 21.0 million share count for Fiscal 2017 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.